EXHIBIT 10.4

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into and made effective on the 8th  day of September 2012, between Castle Peak International Group Limited (“Consultant”) having offices at l1/f Wing Tat Comm Bldg 97 Boham Strand East, Sheung Wan, Hong Kong and Xunna Network Science-Tech (Beijing) Co., Ltd. (the “Company”) having offices at 2 Fufeng Road, Xinghuo Sci-Tech Building, Floor 16, Fengtai District, Beijing, PRC.

In consideration of the mutual promises made herein, the parties hereto agree as follows:

1.
Engagement. The Company hereby engages the Consultant to render consulting advices to the Company upon the terms and conditions set forth herein to advise on the following areas including reverse merger transaction process and related lawyers and audit recommendation to close reverse merger rightly and efficiently.

2.	Offshore Corporate Structure/Financial Info Adjustment per GAAP/Shell Company Due Diligence

a.	Services:
i.	Assist the Company to hire Chinese law firm for offshore corporate structure and due diligence on the Company;
ii.	Coordinate and direct the Company and law firm to get through corporate structure process;
iii.	Assist Chinese law firm to make due diligence on the Company;
iv.	Assist the Company to hire accounting firm to adjust financial info per GAAP;

3.	Corporate Advisor for Reverse Merger. Consultant has exclusive right to assist and advise the Company in reverse merger when the Company’s Board of Directors resolves the Company is ready for it.

a.	Services:
i.	Assist the Company to hire quality American law firm as legal counsel on reverse merger transaction;
ii.	Assist the Company to hire quality American audit firm;
iii.	Advise the Company to negotiate with law firm, audit firm or other service providers to obtain quality and cost efficient service;
iv.	Advise the Company to work with its American law firm to make due diligence on shell company;
v.	Advise and assist the Company in its business plan;
vi.	Provide opinion to the Company during the whole process of reverse merger per the request from the Company;

4.
Period of Reverse Merger.  Consultant plans 5.5 months to finish the whole reverse merger and will try its best to close the deal as early as possible. The entire timeline plan is provided based on the Company’s full cooperation and best efforts. If Consultant would not finish the deal per the period aforesaid, Consultant will pay the Company $50,000 as damages and continue to assist the Company until the deal is closed. If the reverse merger is not done finally, Consultant will pay $200,000 as damages unless unforeseeable event occurs.

EXHIBIT 10.4

5.	Terms of the Agreement. This Agreement shall be deemed effective on the Effective Date above and shall continue to close the reverse merger.

6.
Consulting Fee/Cost and Expenses/Payment. The Company and Consultant agree on the total fee is $620,000 for the Company’s reverse merger transaction with an OTCBB shell company in the US including accounting firm fee for financial info adjustment per GAAP, Chinese law firm fee, American law firm fee, American audit firm fee, Consultant’s fee, Printer fee and other related fee on the condition that the Company and Consultant will agree on. Consultant will pay fees aforesaid per the agreements the Company will sign in connection with the reverse merger transaction. If the total fee is more or less than $620,000 for the reverse merger transaction, Consultant will pay the balance from its own pocket or keep it into its own pocket.

7.
Payment.  Within 7 days on the execution of this Agreement, the Company will pay Consultant $200,000; within 7 days after the Company’s financial info adjustment per GAAP is done, the Company will pay Consultant $300,000; 7 days after American audit firm provide audit report, the Company will pay Consultant $120,000.

8.	Time Devoted by Consultant. Consultant shall devote such time and effort as is reasonably necessary to achieve the purposes hereof in his reasonable discretion.

9.
Place Where Services Will Be Rendered. The Consultant will perform the Services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense office. In addition, at the Company’s convenience, the Consultant will perform services by phone or by any other mean requested by the Company. The Company shall not provide the Consultant an office, cell phone, computer, printer or any other support services, supplies or equipment in connection with services to be provided as set forth herein.

10.
Independent Contractor. Both the Company and Consultant agree that the Consultant will act as an independent contractor in the performance of his/her duties under this Agreement. Accordingly, Consultant shall be responsible for good faith and have right to refuse any illegal instruction and be exempted from any illegal conduct or consequences to be caused therefrom by the Company.

16.
Governing Law. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of Hong Kong. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision. In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees. The undersigned agrees that any action or proceeding directly or indirectly relating to or arising out of this Agreement, any breach hereof, or any transaction covered hereby shall be resolved, whether by arbitration or otherwise, within Hong Kong. Accordingly, the parties consent and submit to Hong Kong International Arbitration Center located within Hong Kong.

EXHIBIT 10.4

17.
Damages. The Company and Consultant have to perform its own work responsibility separately at its best effort and reasonable business judgment. Once one party breach this principle, the other party shall have right to obtain corresponding damages for work malpractice or delay to be caused.

18.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

19.	Assignment. This Agreement and/or its payments may be assigned with prior written consent from the Consultant only.

20.	Survival. The provisions of Section 11 and 13 shall survive termination or expiration of the Agreement.

21.	Effectiveness of English and Chinese Version. This Agreement in English and Chinese version has the same effectiveness.

 [Signature on next page]

EXHIBIT 10.4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

XUNNA NETWORK SCIENCE-TECH (BEIJING) CO., LTD.

By:
Name: Jiaxing Fu
Title: Chairman

CASTLE PEAK INTERNATIONAL GROUP LIMITED

By:
Name: Zhi Yang
Title: Program Director